FIRST AMENDMENT
                               TO
        USF&G SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT



         THIS FIRST AMENDMENT TO USF&G SUPPLEMENTAL EXECUTIVE
RETIREMENT AGREEMENT (this "First Amendment"), made by and between USF&G (the "Employer") and NORMAN P. BLAKE, JR. (the "Employee").

                      W I T N E S S E T H:

         In order to induce the Employee to continue in the service of the Employer after November 26, 1995, the Employer desires to amend the USF&G Supplemental Executive Retirement Agreement between the Employer and the Employee ("Agreement") to extend to the Employee certain additional unfunded retirement benefits.

         In consideration of the mutual covenants and promises contained herein and the Waiver dated November 10, 1993, the parties agree to the following changes to the Agreement effective as of the date hereof:

                          FIRST CHANGE

         Section 1.1 of the Agreement is amended to read as follows:
              1.1   Average Compensation - The average
         monthly rate of Employee's Compensation, equal to 1/36th of the total amount of his Compensation for the 36 consecutive Qualifying Months which produce the highest total. A Qualifying Month shall mean any month during Employee's employment with the Corporation which ends prior to his Normal
         Retirement Date or earlier termination of employment. If Employee's employment does not provide 36 consecutive Qualifying Months as aforesaid, Compensation for his actual number of consecutive Qualifying Months will be totaled and divided by the number of such Qualifying Months.
         Any month during which Employee was not actively employed for the entire period shall be disregarded for purposes of the foregoing, and the existence of such months shall be ignored in determining whether or not Qualifying Months are consecutive.
         Compensation shall mean the Employee's earnings paid by the Corporation as provided and administered under the Qualified Plan but (i) excluding, for purposes hereof, any Signing Bonus or Additional
         Bonus as defined in the Employment Agreement dated November 20, 1990, (ii) determined without regard to the limitations of section 401(a)(17) of the Internal Revenue Code or any successor provision and (iii) using as the Employee's annual base salary his Salary of Record, which, for purposes of this Agreement, shall be the Employee's base salary for the twelve-month period ending November 26, 1993 as set forth in the Employment Agreement dated
         November 20, 1990 (One Million, Forty-One Thousand,
         Two Hundred Eighty-Five Dollars ($1,041,285)), increased annually for each twelve-month period thereafter by a percentage specified by the Compensation
         Committee of the Board of Directors based solely on the Employee's performance, but which percentage shall not be less than average percentage increase in annual base salary for the four (4) executives most senior in rank of the Employer other than the Employee, unless for any twelve-month period the Compensation Committee of the Board of Directors shall provide the Employee with a written statement of the specific reasons, based solely on the Employee's performance, for a lesser or no annual increase for such period.

                          SECOND CHANGE

         Section 1.17 of the Agreement is amended to read as follows:
              1.17  Employment Agreement - Until the close
         of business on November 26, 1995, the Employment Agreement between the Employer and the Employee dated November 20, 1990 and thereafter the Employment Agreement between the Employer and the Employee dated November 10, 1993.

                          THIRD CHANGE

         Section 15 of the Agreement is amended to read as follows:
              15.   Special Minimum Benefit.  Any other
         provision of this Agreement to the contrary notwithstanding, if benefits become payable under this Agreement for any reason, those benefits will be at least equal in value to those which would have been payable under the arrangements of the Employee with his immediately preceding employer had the Employee's service with the preceding employer continued until the date his employment with the Employer terminated (or until March 31, 1994, if later), provided that (i) such benefits shall be based upon the Employee's actual compensation levels under his employment with the Employer (excluding for that purpose the Signing
         Bonus and the Additional Bonus, as defined in the Employment Agreement dated November 20, 1990, but using his Salary of Record (as defined in Section
         1.1) rather than his actual base salary for any twelve-month period for which the former is greater), (ii) in calculating such benefits, any amendments to the preceding employer's aforesaid arrangements adopted after the Effective Date shall be disregarded and (iii) such benefits shall be reduced by any benefits hereinafter received under any defined benefit plan or arrangement of any prior employer.

                          FOURTH CHANGE

         Section 5 of the Agreement is amended to read as follows:

         5.   Payment of Retirement Benefit.

              (a)  Employee's retirement benefit shall be
         payable as of the first day of each month, commencing with the month following the Employee's termination of employment, or, in the case of a benefit payable pursuant to Section 4, the month in which his Normal Retirement Date occurs (referred to in this Section 5 as the "benefit commencement date"), and shall continue until the last monthly payment prior to Employee's death; provided that the Employee may, with the consent of the Pension Committee, elect to have the benefit to which he would otherwise be entitled under Section 2 or 3, as the case may be, paid in a lump sum on the benefit commencement date. The amount of the lump sum shall be the actuarial equivalent of the benefit payable under Section 2 or 3 of this Agreement, determined without regard to any possible increase in such benefit under Section 8, and based upon the interest rate which would be used by the Pension Benefit Guaranty Corporation on the benefit commencement date for purposes of valuing immediate annuities on a plan termination. To elect the lump sum option, the Employee shall give written notice to the Pension Committee not later than 30 days before his benefit commencement date. If the Employee has not elected to receive a lump sum payment but is nevertheless deemed for federal income tax purposes to be in constructive receipt of a lump sum, the Employee shall be immediately entitled to receive the remaining portion of his benefits in a lump sum.

              (b)  If the Employee is a "covered employee"
         within the meaning of section 162(m)(3) of the Internal Revenue Code on the benefit commencement date, then no payments which are otherwise required under paragraph (a) of this Section 5 shall be made before the first day of the Employer's first fiscal year commencing after the benefit commencement date (hereinafter referred to as the "deferred commencement date"). On the deferred commencement date, benefit payments shall commence in the manner provided in paragraph (a) of this Section 5 and the Employee shall receive a lump sum amount equal to all payments which, but for this paragraph, would have been made under paragraph (a) prior to the deferred commencement date plus interest at 8% per annum, compounded quarterly, from the date on which such payments otherwise would have been made under paragraph (a) until the deferred commencement date.

                          FIFTH CHANGE

         The provisions of Section 6 of the Agreement are amended to read as follows:

              6.    Optional Deferral Election.
         Notwithstanding the provisions of Section 5, Employee may, by written notice to the Employer given not later than 30 days before his Normal Retirement Date or other commencement of benefits under this Agreement, elect to defer commencement of the benefits payable pursuant to Section 2 or 3 until the first day of the month of January in the calendar year following the year in which employment termination occurs. If Employee makes the election described in the preceding sentence, his first payment shall include all amounts which would have been paid previously had the election not been made plus interest at eight percent (8%) per annum, compounded quarterly, from the date on which payments otherwise would have been made under
         Section 5 until the date on which the first payment is made hereunder.

                          SIXTH CHANGE

         Section 16 of the Agreement is redesignated as Section 17 and the following is added as new Section 16:

              16.   Additional Deferred Compensation.  In
         addition to any other benefits payable to the Employee under this Agreement, if the Employee's employment with the Employer terminates for any reason after December 31, 1998, or his employment is terminated before such date by the Employer other than for cause (as defined in the Employment
         Agreement), on account of death or disability or after the occurrence of a Fundamental Corporate
         Transaction (as hereinafter defined), the Employer shall pay the Deferred Compensation Amount determined under this Section 16 to the Employee
         (or, upon death, to the person designated by the Employee and, in the event there is no such designation, to the Employee's Beneficiary hereunder) in a single lump sum payment as soon as practicable after the end of the Employer's fiscal year in which such termination of employment occurs, provided, however, that the Deferred
         Compensation Amount determined under this Section
         16 shall be paid no later than the date on which the Employee attains age 60 unless the Employee elects later payment before the beginning of the calendar year in which his 60th birthday occurs.
         For purposes of this Section 16, the Deferred
         Compensation Amount shall be equal to:

                    (a)  the sum of (i) the principal amount
              of One Million, Nine Hundred and Fifty
              Thousand Dollars ($1,950,000); and
              (ii) interest compounded quarterly on such principal amount and any previously accrued interest at one hundred twenty percent (120%) of the applicable Federal long-term rate (determined in accordance with Section 1274 of the Internal Revenue Code), beginning on the date on which the Employee exercises the option granted to him on November 10, 1993, to purchase 150,000 shares of the Corporation's Common Stock at $13.00 per share (the "Option"), and ending on the date on which the Deferred Compensation Amount is paid pursuant to this Section 16. In the event a portion, but not all, of the Option is exercised, interest will be credited only with respect to such portion of the principal amount which bears the same ratio to the total principal amount as the number of shares of Common Stock received upon partial exercise of the Option bears to the total number of shares subject to the Option (adjusted, as appropriate, for any stock dividends, split-ups, recapitalizations and the like affecting the number of shares of Common Stock subject to the Option); and

                    (b)  the sum of (i) the product of
              (I) the per-share cash dividend payable with respect to each share of the Corporation's
              Common Stock with respect to any dividend record date on or after November 10, 1993, and before the date on which the Deferred
              Compensation Amount is paid, and (II) the total number of shares of Common Stock for which the Option has not been exercised on such dividend record date (adjusted, as appropriate, for any stock dividends, split-ups, recapitalizations and the like affecting the number of shares of Common Stock subject to the Option) (such product referred to as "Dividend Equivalent Amounts") plus
              (ii) interest compounded quarterly on Dividend
              Equivalent Amounts at one hundred twenty percent (120%) of the applicable Federal long-term rate (determined in accordance with Section 1274 of the Code) from the dividend payment date corresponding with each such dividend record date until the date on which the Deferred
              Compensation Amount is paid pursuant to this
              Section 16.

         Notwithstanding the foregoing, if on the date the Deferred Compensation Amount is to be paid pursuant to this Section 16, (w) all or any portion of the Option has not been exercised, and (x) the thirty-day average of the average of the high and low sales prices of the Corporation's Common Stock quoted on the New York Stock Exchange composite listing or, if the Corporation's Common Stock is not listed on the New York Stock Exchange composite listing, the thirty-day average of the fair market value of the Corporation's Common Stock as determined pursuant to the plan pursuant to which the Option was granted (referred to as the "30-day Average") is less than the option exercise price of the Option (as adjusted for any stock dividends, split-ups, recapitalizations and the like affecting the number of shares of Common Stock subject to the Option) (referred to as the "Option Price"), then the Deferred Compensation Amount shall be reduced by the product of (y) the number of shares for which the Option has not been exercised on the date payment is to be made pursuant to this Section 16, and (z) the difference between the 30-day Average and the Option Price on such date.

              For purposes of this Section a "Fundamental
         Corporate Transaction" shall be and be deemed to occur on the date (i) of the first purchase of shares of Common Stock of the Employer pursuant to a tender offer or an exchange offer (other than one made by the Employer or holding company for the Employer) for all or any part of the Employer's
         Common Stock, (ii) of approval of the stockholders of the Employer of a merger, consolidation, sale, statutory or other share exchange, or disposition of all or substantially all of the Employer's assets in which the Employer (or holding company for the Employer) will not survive as a publicly-owned corporation operating the business it operated prior to such transaction or (iii) on which any entity, person or group acquires beneficial ownership of shares of the Employer's
         Common Stock (whether in one or a series of transactions), directly or indirectly, amounting to 30% or more of the outstanding shares of such class.
         A "holding company for the Employer" means, in the foregoing, an entity that becomes a holding company for the Employer without altering or planning to alter in any material respect the stockholders of the Employer or the business of the Employer and its subsidiaries as a whole, other than a case in which an acquisition of another company by the Employer or the holding company is being accomplished concurrently.

         IN WITNESS WHEREOF, the parties have executed this First
Amendment as of the 10th day of November, 1993.

WITNESS:                          USF&G CORPORATION


 JOHN A. MACCOLL                  DAN L. HALE   (SEAL)
                                  Dan L. Hale,
                                  Executive Vice President

WITNESS:                          EMPLOYEE


 THERESA L. ABATO                 NORMAN P. BLAKE, JR.   (SEAL)
                                  Norman P. Blake, Jr.